Filed Pursuant To Rule 433

Registration No. 333-217785

June 27, 2017

Filed Pursuant To Rule 433 Registration No. 333-217785 June 27, 2017 SPDR® ETF Trading Report May 2017 Consolidated Consolidated Avg. Avg. Avg. Quote Short Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 04/13/2017 US Core SPY SPDR S&P 500® ETF 0.01 0.00 0.01 67,945,478 16,246,918,076 77,591,578 16,650 15,153 3,981,348 3,590,958 272 0.30 175,515,778 MDY SPDR S&P MidCap 400® ETF 0.06 0.02 0.07 1,165,921 364,735,259 1,266,682 1,140 1,470 356,626 458,890 113 0.40 2,748,190 SLY SPDR S&P 600 Small Cap ETF 0.45 0.37 0.43 18,835 2,277,348 44,045 2,745 2,399 331,898 287,904 120 0.50 19,544 DIA SPDR Dow Jones Industrial Average ETF Trust 0.02 0.01 0.02 2,515,648 525,135,976 3,115,235 1,944 2,503 405,810 520,324 129 0.20 6,572,913 THRK SPDR Russell 3000 ETF 0.64 0.36 0.69 6,669 1,191,341 9,130 3,041 2,449 543,214 431,955 125 0.40 6,741 TWOK SPDR Russell 2000® ETF 0.22 0.27 0.25 12,304 1,001,907 18,790 6,351 5,824 517,162 470,404 131 0.50 3,667 ONEK SPDR Russell 1000 ETF 0.30 0.26 0.35 5,129 575,839 3,660 2,755 3,031 309,304 337,866 164 0.30 17,137 SMD SPDR S&P 1000 ETF 0.69 0.76 0.70 2,526 228,698 3,936 1,747 1,819 158,680 164,911 62 0.40 1,360 SPYX SPDR S&P 500 Fossil Fuel Reserves Free ETF 0.23 0.40 0.25 3,982 231,249 6,913 2,609 3,533 151,505 202,830 112 0.30 18,623 SHE SPDR SSGA Gender Diversity Index ETF 0.05 0.08 0.05 15,040 996,638 8,304 8,156 7,896 540,498 520,504 79 0.30 12,173 US Style SPYG SPDR S&P 500 Growth ETF 0.21 0.18 0.23 34,220 4,014,721 30,719 2,323 2,774 272,534 319,149 93 0.30 30,724 SPYV SPDR S&P 500 Value ETF 0.20 0.18 0.23 12,548 1,407,489 19,007 2,978 3,107 334,042 351,060 76 0.40 13,293 MDYG SPDR S&P 400 Mid Cap Growth ETF 0.34 0.24 0.37 18,796 2,660,493 17,343 3,582 3,125 507,032 437,813 136 0.50 15,848 MDYV SPDR S&P 400 Mid Cap Value ETF 0.26 0.27 0.28 18,830 1,789,839 28,942 7,599 6,183 722,285 591,095 100 0.50 6,238 SLYG SPDR S&P 600 Small Cap Growth ETF 0.59 0.28 0.60 31,204 6,641,296 31,594 2,583 2,535 549,740 534,961 83 0.50 38,992 SLYV SPDR S&P 600 Small Cap Value ETF 0.30 0.25 0.29 51,632 6,082,581 53,407 2,003 1,675 235,973 196,310 76 0.50 28,937 US Sector XLY Consumer Discretionary Select Sector SPDR Fund 0.01 0.01 0.01 4,274,872 384,253,665 4,120,104 9,806 9,400 881,461 829,832 167 0.40 11,080,736 XLP Consumer Staples Select Sector SPDR Fund 0.01 0.02 0.01 7,265,121 402,059,723 8,013,525 70,351 73,407 3,893,224 4,046,194 378 0.30 37,230,614 XLE Energy Select Sector SPDR Fund 0.01 0.02 0.01 15,295,347 1,029,065,088 15,638,997 16,994 14,276 1,143,356 984,473 188 0.70 35,703,716 XLF Financial Select Sector SPDR Fund 0.01 0.04 0.01 68,476,950 1,611,424,722 77,863,175 915,371 884,105 21,538,680 21,032,858 1,211 0.50 78,037,933 XLV Health Care Select Sector SPDR Fund 0.01 0.01 0.01 6,033,113 455,219,793 7,228,908 18,357 16,774 1,385,036 1,258,553 247 0.40 21,377,955 XLI Industrial Select Sector SPDR Fund 0.01 0.02 0.01 8,478,822 563,568,509 9,529,966 29,749 27,489 1,977,416 1,806,577 276 0.40 34,568,472 Source: ArcaVision. Data is as of May 31, 2017. Past performance is not a guarantee of future results.

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,277,090	225,591,917	4,323,383	27,524	25,019	1,451,616	1,312,997	233	0.50	14,329,656
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	10,144,943	563,878,949	8,947,527	81,789	82,745	4,545,833	4,470,712	392	0.50	30,940,854
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	10,249,976	534,244,613	12,746,825	29,402	27,393	1,532,432	1,414,848	278	0.40	48,743,080
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,718,503	54,396,569	2,005,836	35,287	46,800	1,116,834	1,479,816	338	0.40	5,210,472
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,010,561	84,879,794	2,657,445	4,796	5,923	202,487	254,097	160	0.70	7,030,245
KCE	SPDR S&P Capital Markets ETF	0.13	0.29	0.13	4,412	205,258	9,250	6,577	8,097	305,962	382,745	87	0.50	3,606
KIE	SPDR S&P Insurance ETF	0.04	0.05	0.04	227,178	19,481,607	162,247	1,449	1,538	124,252	132,191	125	0.40	531,363
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	6,961,472	370,710,494	8,188,801	4,693	4,791	249,902	260,055	177	0.80	25,352,559
XBI	SPDR S&P Biotech ETF	0.03	0.04	0.03	3,734,853	259,193,816	4,037,685	1,290	1,222	89,526	84,892	162	1.10	26,962,951
MTK	SPDR Morgan Stanley Technology ETF	0.09	0.12	0.18	27,597	1,996,606	24,330	1,798	2,383	130,085	166,381	128	0.50	15,295
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,092,704	41,164,851	1,402,621	13,252	12,162	499,203	452,183	173	0.50	7,662,460
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	3,323,477	96,303,238	3,881,229	6,833	5,726	198,020	172,124	179	0.90	10,709,477
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.13	0.02	557,138	9,524,592	739,834	7,110	6,608	121,581	124,759	232	1.80	868,498
XITK	SPDR FactSet Innovative Technology ETF	0.15	0.21	0.15	5,230	357,971	5,401	428	531	29,335	34,611	245	0.80	2,585
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	17,007,633	588,597,828	17,365,005	11,970	12,277	414,282	440,253	224	1.30	55,258,357
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.10	0.04	73,786	3,095,384	111,903	2,298	2,487	96,401	104,031	194	0.80	1,048,928
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	4,128,474	173,004,033	5,092,852	6,632	6,090	277,947	256,389	181	0.80	17,819,511
XSD	SPDR S&P Semiconductor ETF	0.04	0.07	0.04	110,810	6,771,712	87,138	1,829	1,819	111,770	109,558	161	1.10	458,138
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.34	0.20	27,548	1,587,000	23,965	2,858	2,727	164,649	153,966	128	0.60	40,762
XTL	SPDR S&P Telecom ETF	0.30	0.00	0.24	16,787	1,185,375	15,063	3,781	4,366	266,976	307,410	265	0.80	1,489
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.09	0.06	107,756	7,359,089	111,762	1,946	6,656	132,892	451,610	118	0.70	2,275,329
XHS	SPDR S&P Health Care Services ETF	0.12	0.20	0.10	14,447	869,817	13,176	1,108	907	66,713	53,214	141	0.70	21,293
XSW	SPDR S&P Software & Services ETF	0.13	0.21	0.13	6,431	392,142	6,032	2,316	2,204	141,207	130,874	325	0.60	7,231
XTH	SPDR S&P Technology Hardware ETF	0.34	0.47	0.46	333	20,612	372	4,910	6,040	358,135	421,290	8	1.30	7,772
XTN	SPDR S&P Transportation ETF	0.06	0.12	0.06	26,951	1,408,963	40,471	2,622	2,698	137,078	143,156	149	0.70	21,464
XWEB	SPDR S&P Internet ETF	0.24	0.36	0.24	145	6,114	158	3,966	4,065	258,821	245,201	1	2.00	335

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.05	176,120	16,120,323	226,540	1,640	2,143	150,109	197,949	117	0.50	66,585
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.12	0.04	190,564	9,045,293	380,707	1,329	3,304	63,088	155,883	165	0.40	85,982
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	487,673	18,839,611	566,140	7,384	8,851	285,244	334,125	334	0.30	1,419,410
Global Equities														
DGT	SPDR Global Dow ETF	0.40	0.53	0.39	866	59,936	2,736	470	446	35,983	33,151	37	0.50	327
GII	SPDR S&P Global Infrastructure ETF	0.29	0.57	0.29	19,354	965,572	23,805	1,119	1,249	55,827	60,851	235	0.50	5,818
GNR	SPDR S&P Global Natural Resources ETF	0.07	0.18	0.07	101,760	4,273,939	104,029	1,140	1,167	47,880	49,259	168	0.60	50,557
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.04	0.01	212,378	7,574,741	229,585	9,533	7,624	340,042	263,180	363	0.40	329,099
ACIM	SPDR MSCI ACWI IMI ETF	0.20	0.28	0.25	5,113	363,490	5,869	428	510	30,427	35,486	76	0.30	1,908
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.73	1.07	0.68	847	53,618	441	797	929	54,826	62,085	57	0.60	1,016
GWL	SPDR S&P World ex-US ETF	0.03	0.10	0.03	252,366	7,253,135	234,202	8,564	7,429	246,129	208,235	875	0.40	575,648
GWX	SPDR S&P International Small Cap ETF	0.05	0.16	0.05	108,685	3,544,045	102,922	942	849	30,719	26,981	180	0.30	132,407
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.15	0.13	749	58,695	871	978	993	80,832	79,937	85	0.30	532
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	4,772,162	187,027,517	4,113,436	83,646	78,589	3,278,087	2,942,372	483	0.70	7,987,145
FEU	SPDR STOXX Europe 50 ETF	0.04	0.13	0.04	157,413	5,359,052	83,396	1,495	1,777	50,890	59,227	333	0.60	52,008
SMEZ	SPDR EURO STOXX Small Cap ETF	0.11	0.19	0.11	2,295	129,985	2,526	1,078	1,180	61,047	61,997	203	0.80	5,448
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.14	0.36	0.15	4,554	183,049	4,708	6,902	5,152	277,460	200,155	231	0.50	7,018
HDWX	SPDR S&P International Dividend Currency Hedged ETF	1.32	2.85	0.84	1,249	52,762	739	336	617	15,348	27,308	125	0.90	3,551
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.17	0.26	0.18	28,295	1,867,258	40,363	699	646	46,127	41,699	136	0.70	22,611
GML	SPDR S&P Emerging Latin America ETF	0.39	0.78	0.47	3,386	172,909	4,412	535	622	27,413	31,610	89	1.60	2,044
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.75	1.21	0.90	725	37,465	714	312	310	19,444	18,715	74	1.40	787
GUR	SPDR S&P Emerging Europe ETF	0.19	0.62	0.19	12,883	386,544	11,962	851	868	25,530	25,207	132	0.80	3,976
GMF	SPDR S&P Emerging Asia Pacific ETF	0.19	0.21	0.17	21,329	1,901,299	20,500	607	667	54,108	58,022	132	0.50	112,882

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Emerging Market Equities (cont'd)														
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	1.92	3.13	1.21	4,035	246,018	1,563	374	645	23,031	39,287	108	1.40	1,430
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.06	0.13	0.07	64,355	2,974,568	98,280	740	1,374	34,203	62,874	136	0.60	108,060
GXC	SPDR S&P China ETF	0.10	0.12	0.10	61,718	5,242,291	81,183	528	607	44,848	50,199	113	0.60	25,799
RBL	SPDR S&P Russia ETF	0.08	0.42	0.09	5,822	114,235	12,088	1,264	1,054	24,800	20,479	235	1.00	5,529
XINA	SPDR MSCI China A Shares IMI ETF	0.28	1.35	0.26	158	2,994	155	273	238	5,618	5,160	36	1.90	3
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.31	0.77	0.29	4,769	188,456	3,170	996	867	39,750	33,735	84	0.40	20,683
IPS	SPDR S&P International Consumer Staples Sector ETF	0.23	0.50	0.22	2,792	124,962	3,481	551	693	25,324	29,910	58	0.50	2,758
IPW	SPDR S&P International Energy Sector ETF	0.09	0.50	0.09	15,698	290,525	17,892	726	931	13,438	16,898	154	0.70	561
IPF	SPDR S&P International Financial Sector ETF	0.65	2.98	0.38	4,981	105,996	3,003	1,157	1,477	24,771	31,002	133	1.20	4,002
IRY	SPDR S&P International Health Care Sector ETF	0.15	0.29	0.14	3,951	196,369	8,569	876	1,115	43,546	52,405	139	0.40	6,203
IPN	SPDR S&P International Industrial Sector ETF	0.17	0.51	0.15	8,206	279,981	7,178	1,166	1,153	39,784	37,865	229	0.50	12,169
IRV	SPDR S&P International Materials Sector ETF	0.12	0.56	0.12	2,080	45,426	17,348	1,749	1,009	38,268	21,683	142	0.60	3,665
IPK	SPDR S&P International Technology Sector ETF	0.21	0.50	0.21	38,677	1,608,000	22,700	1,694	1,490	70,420	60,151	142	0.50	92,342
IST	SPDR S&P International Telecommunications Sector ETF	0.13	0.52	0.13	21,432	545,333	14,358	1,406	1,451	35,783	35,680	170	0.50	—
IPU	SPDR S&P International Utilities Sector ETF	0.08	0.45	0.07	3,392	57,311	5,380	880	1,106	14,872	17,718	363	0.60	2,737
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.05	0.18	0.06	50,686	1,504,694	68,043	540	750	16,033	22,245	159	0.60	61,160
DWX	SPDR S&P International Dividend ETF	0.05	0.13	0.04	209,839	8,224,032	172,682	1,914	1,977	75,010	75,937	147	0.40	162,506
SDY	SPDR S&P Dividend ETF	0.01	0.02	0.02	706,744	62,109,411	618,490	3,550	3,508	311,974	309,230	198	0.30	791,481
WDIV	SPDR S&P Global Dividend ETF	0.08	0.11	0.08	14,373	951,895	15,755	584	509	38,678	33,105	172	0.40	13,155
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.17	0.06	45,785	1,596,799	45,004	6,449	6,737	224,941	237,075	149	0.40	10,372

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF	0.06	0.11	0.04	1,900	92,947	4,996	804	902	41,551	46,606	226	0.70	406
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.10	0.06	1,558	72,376	2,981	1,015	915	54,861	49,922	206	0.70	719
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.10	0.06	1,483	86,251	3,089	969	994	57,675	57,672	96	0.70	2,179
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.27	0.38	0.26	256	15,226	990	567	505	40,002	34,921	9	0.40	1,769
QESP	SPDR MSCI Spain StrategicFactors ETF	0.04	0.07	0.04	10,642	529,509	4,507	1,098	1,082	54,691	52,715	128	0.90	1,205
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.17	0.32	0.17	1,647	84,276	3,576	910	963	47,466	49,113	96	0.40	3,653
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.37	0.61	0.36	12,760	776,791	14,299	1,016	2,037	61,854	119,327	145	0.40	10,651
QWLD	SPDR MSCI World StrategicFactors ETF	0.65	0.94	0.63	298	19,374	165	694	686	47,858	46,820	49	0.50	648
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.43	0.75	0.46	6,122	352,239	7,384	1,221	1,454	70,256	81,555	94	0.50	56,441
QUS	SPDR MSCI USA StrategicFactors ETF	0.10	0.14	0.09	1,646	112,564	4,366	165	169	11,468	11,617	61	0.30	4,663
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.15	0.27	0.19	1,275	66,931	1,382	5,209	7,376	287,328	404,500	367	0.60	14,607
VLU	SPDR S&P 1500 Value Tilt ETF	0.52	0.57	0.51	194	15,971	402	818	718	74,790	65,805	19	0.20	1,100
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.64	0.63	0.61	613	59,311	1,492	1,131	932	113,892	93,032	13	0.70	908
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.45	0.53	0.47	10,436	887,684	6,333	785	728	66,772	61,836	156	0.30	2,142
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.31	0.34	0.32	10,658	966,613	11,447	2,081	2,573	188,726	234,838	104	0.40	9,303
ONEY	SPDR Russell 1000 Yield Focus ETF	0.44	0.64	0.38	408	26,687	881	4,493	5,200	310,107	360,724	89	0.80	106
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.35	0.51	0.33	4,379	301,022	4,223	2,273	2,342	156,246	160,123	158	0.40	28,939
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.36	0.52	0.36	1,662	110,627	1,510	5,271	5,544	365,597	383,867	122	0.40	38,487
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.31	0.94	0.20	9,398	303,916	7,153	265	408	8,570	13,072	138	0.40	4,169
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	676,163	30,914,507	763,595	1,663,640	1,709,737	76,061,621	78,152,078	474	0.00	633,703
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.06	19,670	1,181,854	37,888	4,349	3,489	261,288	208,782	246	0.10	6,798
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.10	0.15	0.10	72,544	5,090,233	76,921	1,330	1,655	93,326	115,271	203	0.40	67,876
IPE	SPDR Bloomberg Barclays TIPS ETF	0.09	0.16	0.08	33,004	1,860,976	49,950	5,111	3,666	288,209	207,532	157	0.20	21,896

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.06	0.19	0.05	47,599	1,435,161	51,688	5,051	5,373	152,288	161,727	519	0.10	28,806
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.22	1.12	0.22	1,356	24,915	1,944	996	861	19,581	17,056	11	0.50	2,001
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.11	0.55	0.10	7,748	151,242	15,573	1,268	931	24,751	18,276	382	0.20	77,886
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.04	0.01	315,328	9,651,021	322,377	25,505	30,928	780,708	945,778	330	0.00	120,767
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	283,726	9,731,998	381,819	8,275	10,488	283,833	358,270	331	0.10	100,409
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.16	0.39	0.13	25,092	1,026,309	29,004	997	1,046	40,777	42,091	183	0.30	8,135
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.02	0.05	0.02	200,321	6,152,610	319,232	14,081	11,825	432,428	363,146	352	0.00	145,548
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	8,269,083	306,918,252	10,660,575	96,375	98,521	3,577,440	3,622,617	595	0.20	35,151,641
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,685,970	47,226,385	2,052,769	51,896	44,214	1,453,607	1,233,128	400	0.10	640,483
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.25	0.95	0.24	3,692	97,918	7,362	669	657	17,742	17,227	126	0.40	9,476
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.06	0.22	0.07	24,293	640,401	48,295	4,221	2,310	111,266	60,638	258	0.20	26,657
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.07	0.12	0.07	63,534	3,639,468	70,904	6,672	4,984	382,172	284,586	558	0.10	2,826
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	531,998	25,949,224	601,089	1,235	1,417	60,243	68,158	132	0.30	1,140,112
PSK	SPDR Wells Fargo Preferred Stock ETF	0.06	0.13	0.06	45,244	2,031,920	48,420	5,378	4,114	241,526	182,045	229	0.10	14,015
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	274,297	13,337,810	349,116	10,059	11,454	489,169	555,175	256	0.00	259,016
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.04	0.02	322,110	15,604,416	331,800	4,185	3,903	202,721	187,500	195	0.10	429,096
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.11	0.20	0.11	54,869	3,120,328	78,840	737	560	41,913	31,741	151	0.10	63,577

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/13/2017
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.25	0.46	0.25	30,626	1,699,629	47,078	648	501	35,964	27,570	134	0.30	5,494
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.14	0.45	0.12	25,613	787,909	28,975	1,198	888	36,850	26,915	146	0.40	29,997
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.04	0.15	0.03	400,320	10,830,642	529,165	1,133	3,340	30,648	89,211	218	0.30	569,138
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.11	0.34	0.11	40,594	1,321,058	60,087	1,116	727	36,315	22,879	221	0.40	56,087
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.12	0.41	0.11	20,683	589,910	29,676	1,019	1,155	29,062	32,583	175	0.50	15,311
Commodity														
GLD®	SPDR Gold Trust	0.01	0.01	0.01	7,277,827	863,288,127	7,950,221	12,452	13,026	1,477,056	1,549,703	189	0.50	8,086,929
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.05	69,912	2,232,837	58,508	3,271	2,819	104,476	91,646	278	0.70	102,932
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.11	0.46	0.11	16,014	388,945	17,277	8,381	8,183	203,574	199,829	144	0.40	14,595
INKM	SPDR SSGA Income Allocation ETF	0.12	0.37	0.11	4,884	157,183	6,827	10,539	11,109	339,145	351,822	205	0.20	3,579
GAL	SPDR SSGA Global Allocation ETF	0.08	0.22	0.08	21,117	746,042	21,272	8,602	9,640	303,909	335,472	229	0.20	13,972
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.04	0.15	0.08	36,018	914,584	31,016	29	28	72,479	71,278	642	0.35	41,594
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.17	0.26	0.18	263	14,464	446	835	1,144	55,928	76,202	11	0.40	449
SYG	SPDR MFS Systematic Growth Equity ETF	0.22	0.32	0.24	27,339	1,916,561	13,345	518	647	36,312	45,038	143	0.40	1,979
SYV	SPDR MFS Systematic Value Equity ETF	0.17	0.29	0.17	524	28,105	340	881	935	50,825	54,688	40	0.60	704
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	312,805	15,377,178	380,746	3,761	3,081	184,891	150,723	229	0.10	134,564
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.13	0.26	0.20	5,039	252,707.69	3,518	10,097.78	12,091.55	507,732.70	602,209.07	389	0.1764	5,597
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.17	0.34	0.16	7,277	362,300.94	7,500	1,609.14	4,829.10	80,071.70	239,512.01	291	0.2412	15,501
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.01	0.03	0.02	346,058	16,430,265	298,134	11,363	17,234	539,515	818,098	310	0.00	65,142

Source: ArcaVision. Data is as of May 31, 2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report
Consolidated Consolidated Avg. Avg. Avg. Quote Short
Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest
Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of
Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 04/13/2017
Active — Fixed Income (cont’d)
ULST SPDR SSGA Ultra Short Term Bond ETF 0.07 0.16 0.05 2,800 108,013 6,188 2,708 3,094 108,997 124,719 138 0.10 1,509
Source: ArcaVision. Data is as of May 31, 2017. Past performance is not a guarantee of future results.
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ETFs trade like stocks, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf Brokerage commissions and ETF expenses will reduce returns. of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management &
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Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Shares Trust (“GLD®”):
The trademarks and service marks referenced herein are the property of their respective owners. Third party data The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. the data and have no liability for damages of any kind relating to the use of such data. Before you invest, you should read the prospectus in that registration statement and other documents State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. GLD has filed with the SEC for more complete information about GLD and this offering. Please see the
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BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not trading of the SPDR Bloomberg Barclays ETFs. subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); 1940 Act or the protections afforded by the CEA.
Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any gold could materially and adversely affect an investment in the shares. The price received upon the sale of the representation regarding the advisability of investing in such product(s) nor do they have any liability in relation shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD thereto, including for any errors, omissions, or interruptions of any index. does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
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